EXHIBIT 99.1

United-Guardian Reports 2024 Financial Results

HAUPPAUGE, N.Y., March 21, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported that net sales and net income for FY 2024 increased compared to FY 2023. Net sales for the year increased by 12% from $10,885,154 in 2023 to $12,181,971 in 2024, generating net income of $3,250,875 ($0.71 per share) in 2024 compared to $2,581,370 ($0.56 per share) in 2023.

Donna Vigilante, President of United-Guardian, stated, “We are pleased to announce that net sales and net income increased from 2023 to 2024. Sales of cosmetics ingredients and medical lubricants increased by 32% and 16%, respectively. The increase in cosmetic ingredient sales was primarily due to increased purchase orders from our largest distributor. Based on feedback from our distributor, the increase was due to greater demand for our products in China as a result of regaining market share at certain key accounts. The increase in medical lubricants was driven by greater demand from one of our large contract manufacturer customers in China. Pharmaceutical sales decreased by 5% in 2024, due to a supply disruption of Renacidin, our main pharmaceutical product, that we experienced at the end of 2023 and carried into the first quarter of 2024. This disruption impacted our sales of Renacidin for 2024. Sales began increasing once supply levels resumed, and we are hopeful that sales of Renacidin will return to their previous levels in 2025.”

United-Guardian is a manufacturer of cosmetic ingredients, sexual wellness ingredients, pharmaceuticals, and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023 STATEMENTS OF INCOME

	Years ended December 31,
	2024	2023

Net sales	$12,181,971	$10,885,154

Costs and expenses:
Cost of sales	5,721,584	5,479,566
Operating expenses	2,356,819	2,078,564
Research and development	456,779	463,992
Total costs and expenses	8,535,182	8,022,122
Income from operations	3,646,789	2,863,032
Other income:
Investment income	434,679	306,651
Net gain on marketable securities	26,989	81,095
Total other income	461,668	387,746

Income before provision for income taxes	4,108,457	3,250,778

Provision for income taxes	857,582	669,408
Net income	$3,250,875	$2,581,370

Earnings per common share (basic and diluted)	$0.71	$0.56

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA (condensed)

	December 31,
	2024	2023
Current assets:	$12,665,551	$12,252,713
Deferred income taxes, net	175,397	50,930
Property, plant, and equipment, net	956,387	619,195
Total assets	13,797,335	12,922,838

Current liabilities:	1,914,469	1,534,256
Total liabilities	1,914,469	1,534,256

Stockholders’ equity	11,882,866	11,388,582
Total liabilities and stockholders’ equity	$13,797,335	$12,922,838